EXHIBIT 10.9

WEBMETHODS, INC.
DEFERRED COMPENSATION PLAN
FOR DIRECTORS

1. Purpose

      The Company desires and intends to recognize the value to the Company of the past and present services of its Directors, to encourage their continued service to the Company and to be able to attract and retain superior Directors by adopting and implementing this Plan to provide such Directors an opportunity to defer compensation otherwise payable to them from the Company. The Company desires to allow such Directors an opportunity to invest in the Common Shares of the Company by providing that amounts deferred under this Plan are on a quarterly basis treated as invested in Common Shares during the deferral period and distributed in common shares at the end of the deferral period. The Company intends that for amounts deferred under the Plan after December 31, 2004, the Plan will be administered in conformity with deferred compensation rules of Section 409A of the Internal Revenue Code of 1986, as amended.

2. Certain Definitions

      The following terms will have the meanings provided below.

      A. “Beneficiary” means the person or persons designated in writing as such and filed with the Company at any time by a Participant. Any such designation may be withdrawn or changed in writing (without the consent of the Beneficiary), but only the last designation on file with the Company shall be effective.

      B. “Board” means the Board of Directors of the Company.

      C. “Code” means the Internal Revenue Code of 1986, as amended , or its successor.

      D. “Common Shares” means the shares of Common Stock, par value $.01, of the Company.

      E. “Company” means webMethods, Inc., a Delaware corporation, and any successor entity.

      F. “Deferred Compensation Account” means the separate Deferred Compensation Account established for each Participant pursuant to Section 4 of the Plan, which Deferred Compensation Account shall consist of a “Cash Account” and “Stock Account.”

      G. “Director” means any director of the Company who receives compensation from the Company for his or her services as a director.

      H. “Effective Date” means September 30, 2004.

      I. “Eligible Compensation” means, to the extent applicable to any given Participant, the annual retainer and meeting fees otherwise payable in cash, and receivable for service as a Director, but not any other compensation or expense reimbursement.

      J. “Fair Market Value” of the Common Shares means, if the Common Shares are traded on The Nasdaq National Market or The Nasdaq SmallCap Market or are listed on a national securities exchange, the closing price for the day of determination as quoted on such market or exchange which is the primary market or exchange for trading of the Common Shares or if no trading occurs on such date, the last day on which trading occurred; if the Common Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, Fair Market Value shall be the mean between the high and the low asked prices for the Common Shares for the day of determination; or in the absence of an established market for the Common Shares, Fair Market Value shall be determined by the Plan Administrator in good faith.

      K. “Participant” has the meaning specified in Section 3 of the Plan.

      L. “Plan” means the webMethods, Inc. Deferred Compensation Plan for Directors, as reflected in this document, as the same may be amended from time to time after the Effective Date.

      M. “Plan Administrator” means the Chief Financial Officer of the Company.

      N. “Post-2004 Deferrals” mean amounts deferred under the Plan after December 31, 2004.

      O. “Trading Day” means a day on which the principal exchange or market on which the Common Stock is traded is open for business.

3. Participants

      Each Director on the Effective Date is eligible for participation in the Plan on the Effective Date. Each individual who becomes a Director after the Effective Date is eligible for participation in the Plan as of the date on which he or she becomes a Director. A Participant shall continue to participate in the Plan until his or her status as a Participant is terminated by a complete distribution of his or her Deferred Compensation Account pursuant to the terms of the Plan.

4. Deferred Compensation Accounts

      A. Establishment of Deferred Compensation Accounts. The Company will establish a Deferred Compensation Account for each Participant. Each Deferred Compensation Account shall include a Cash Account and Stock Account.

      B. Election of Participant. A Participant may elect to have all or a portion of his or her Eligible Compensation which is to be paid to him or her by the Company allocated to his or her Deferred Compensation Account and paid on a deferred basis pursuant to the terms of the Plan. To exercise such an election, the Participant must advise the Company of his or her election, in writing, on a form (a “Deferral Notice”) and within the following time periods:

(i)	A nominee for election for Director (who is not at the time of nomination a sitting Director) may file a Deferral Notice any time before election to the Board and before being entitled to receive any compensation for service on the Board or a committee. The Deferral Notice shall be effective upon such person’s election to the Board. Effective as of January 1, 2005, a new Participant’s election to defer compensation must be made not later than 30 days after the Participant becomes eligible to participate in the Plan.

(ii)	A sitting Director who has never filed Deferral Notice may file a Deferral Notice at any time during the year. Such Deferral Notice shall not be effective until January 1 of the following year; provided, that a Deferral Notice filed within thirty (30) days of the Effective Date shall be effective as of the date filed.

(iii)	A sitting Director who has revoked his or her Deferral Notice in accordance with the following paragraph may again file a Deferral Notice at any time during the year, but the election will not be effective until January 1 of the following year.

Such Deferral Notice shall apply only to Eligible Compensation payable to, or earned by, the Participant after the date on which the Deferral Notice is received by the Company. A Participant may elect to change a prior election with respect to his or her Deferral Notice by completing a new Deferral Notice, but such election shall not, however, be effective until January 1 of the following year. A participant may elect to revoke a Deferral Notice at any time, but such election shall not be effective until the first day of the next calendar quarter, or if later, with respect to Post-2004 Deferrals, the earliest date on which such revocation may be effective in accordance with Section 409A(a) of the Code. Unless changed or revoked, a Deferral Notice shall continue in effect until the end of the participant’s service as a Director.

      C. Maintenance of Deferred Compensation Account. When a Participant has elected under Section 4(b) to have Eligible Compensation credited to his or her Deferred Compensation Account, as of the date any Eligible Compensation would have otherwise been payable absent the filing of a Deferral Notice, the Company will allocate to the Participant’s Cash Account the amount of Eligible Compensation specified in the Deferral Notice. As of the first Trading Day of each calendar quarter, the balance of the amount credited to the Participant’s Cash Account shall be divided by the then Fair Market Value of the Common Shares. Upon completion of this calculation, each Participant’s Stock Account shall be credited with the resulting number of Common Shares (carried to three decimals) and the Participant’s Cash Account reduced to zero. As necessary to properly administer the Plan the Plan Administrator shall maintain separate Cash Accounts and Stock Accounts for a Participant’s Post-2004 Deferrals.

      D. Adjustment of Account Balances. The Cash Account of each Participant shall be credited with cash dividends on the number of Common Shares credited to the Participant’s Stock Account at the times and equal in amount to the cash dividends actually paid with respect to Common Shares on and after the date credited to the Stock Account. No interest or earnings shall be credited to amounts in a Participant’s Cash Account.

      E. Stock Account Adjustments. The number of Common Shares in the Stock Account of each Participant shall be adjusted from time to time to reflect stock splits, stock dividends or other changes in the Common Shares resulting from a change in the Company’s capital structure.

      F. Participant’s Rights in Accounts. A Participant’s only right with respect to his or her Deferred Compensation Account (and amounts allocated thereto) will be to receive payments in accordance with the provisions of Section 5 of the Plan.

5. Payment of Deferred Benefits

      A. Time of Payment. Subject to earlier distribution in accordance with Section 11 hereof, distribution of a Participant’s Deferred Compensation Account shall be made as soon as practicable following the Participant’s termination of service as a Director. Notwithstanding the preceding sentence, with respect to Post-2004 Deferrals, distribution shall be made as soon as practicable following a separation from service as provided in Section 409A(a) of the Code and distribution to a Participant who is a “key employee” within the meaning of Section 416(i) of the Code (determined without regard to paragraph 5 thereof) shall not be made prior to six months following the Participant’s separation from service (or, if earlier the date of the Participant’s death).

      B. Method of Distribution. A Participant’s Deferred Compensation Account shall be distributed to the Participant in a single lump sum transfer of the whole number of Common Shares (plus cash representing the value of any fractional share) as credited to the Participant’s Stock Account and cash for amount credited to the Participant’s Cash Account.

      C. Hardship Distributions. Prior to the time a Participant’s Deferred Compensation Account becomes payable, the Plan Administrator, in his or her sole discretion, may elect to distribute all or a portion of the whole Common Shares (plus cash representing the value of any fractional share) credited to such account in the event such Participant requests a distribution due to severe financial hardship. For purposes of this Plan, severe financial hardship shall be deemed to exist in the event the Plan Administrator determines that a Participant needs a distribution to meet immediate and heavy financial needs resulting from a sudden or unexpected illness or accident of the Participant or a member of the Participant’s family, loss of the Participant’s property due to casualty or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. No distribution shall be made due to a severe financial hardship under this Section, to the extent such hardship may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent liquidation of such assets would not by itself cause severe hardship, or by cessation of deferrals under the Plan. A distribution based on financial hardship shall not exceed the smaller of (i) the amount of cash and the number of whole Common Shares (plus cash representing the value of any fractional share) credited to the Participant’s Deferred Compensation Account or (ii) the amount of cash and the number of whole Common Shares credited to the Participant’s Deferred Compensation Account with a Fair Market Value (determined as of the date of distribution) equal to the amount needed to meet the financial hardship. The amount necessary to satisfy a hardship distribution shall first be distributed from a Participant’s Cash Account. For withdrawal requests with respect to Post-2004 Deferrals, this Section shall be applied in conformity with the “unforeseeable emergency” rules of Section 409A(a)(2) of the Code.

      D. Designation of Beneficiary. Upon the death of a Participant prior to the distribution of his or her Deferred Compensation Account, such Deferred Compensation Account shall be paid to the Beneficiary designated by the Participant in a single lump sum transfer of cash and shares of Common Stock as provided in Section 5.B. hereof, as soon as practicable after the Participants’ death. If there is no designated Beneficiary or no designated Beneficiary surviving at a Participant’s death, payment of the Participant’s Deferred Compensation Account shall be made to the Participant’s estate.

      E. Taxes. In the event any taxes are required by law to be withheld or paid from any payments made pursuant to the Plan, the Plan Administrator shall deduct such amounts from such payments and shall transmit the withheld amounts to the appropriate taxing authority.

6. Assignment or Alienation

      The right of a Participant, Beneficiary or any other person to the payment of a benefit under this Plan may not be assigned, transferred, pledged or encumbered except by will or by the laws of descent and distribution.

7. Plan Administration

      The Plan Administrator will have the right to interpret and construe the Plan and to determine all questions of eligibility and of status, rights and benefits of Participants and all other persons claiming benefits under the Plan. In all such interpretations and constructions, the Plan Administrator’s determination will be based upon uniform rules and practices applied in a nondiscriminatory manner and will be binding upon all persons affected thereby. Subject to the provisions of Section 8 below, any decision by the Plan Administrator with respect to any such matters will be final and binding on all parties. The Plan Administrator will have absolute discretion in carrying out his or her responsibilities under this Section 7.

8. Claims Procedure

      A. Filing Claims. Any Participant or Beneficiary entitled to benefits under the Plan will file a claim request with the Plan Administrator.

      B. Notification to Claimant. If a claim request is wholly or partially denied, the Plan Administrator will furnish to the claimant a notice of the decision within ninety (90) days in writing and in a manner calculated to be understood by the claimant, which notice will contain the following information:

(i) the specific reason or reasons for the denial;

(ii) specific reference to pertinent Plan provisions upon which the denial is based;

(iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv) an explanation of the Plan’s claims review procedure describing the steps to be taken by a claimant who wishes to submit his or her claims for review.

      C. Review Procedure. A claimant or his or her authorized representative may, with respect to any denied claim:

(i) request a review upon a written application filed within sixty (60) days after receipt by the claimant of written notice of the denial of his or her claim;

(ii) review pertinent documents; and

(iii) submit issues and comments in writing. Any request or submission will be in writing and will be directed to the Plan Administrator (or his or her designee). The Plan Administrator (or his or her designee) will have the sole responsibility for the review of any denied claim and will take all steps appropriate in the light of the Plan Administrator’s findings.

      D. Decision on Review. The Plan Administrator (or his or her designee) will render a decision upon review. If special circumstances (such as the need to hold a hearing on any matter pertaining to the denied claim) warrant additional time, the decision will be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the request for review. Written notice of any such extension will be furnished to the claimant prior to the commencement of the extension. The decision on review will be in writing and will include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent provisions of the Plan on which the decision is based. If the decision on review is not furnished to the claimant within the time limits prescribed above, the claim will be deemed denied on review.

9. Unsecured And Unfunded Obligation

      Notwithstanding any provision herein to the contrary, the benefits offered under the Plan shall constitute an unfunded, unsecured promise by the Company to pay benefits determined hereunder which are accrued by Participants while such Participants are Directors. No Participant, Beneficiary or any other person shall have any interest in any particular assets of the Company or shares of common stock by reason of the right to receive a benefit under the Plan and any such Participant, Beneficiary or other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan. Nothing contained in the Plan shall constitute a guaranty by the Company or any other entity or person that the assets of the Company will be sufficient to pay any benefit hereunder. All expenses and fees incurred in the administration of the Plan shall be paid by the Company.

10. Amendment And Termination Of The Plan

      The Company reserves the right, by a resolution of the Board, to amend the Plan at any time, and from time to time, in any manner which it deems desirable. The Company also reserves the right, by a resolution of the Board, to terminate this Plan at any time without providing any advance notice to any Participant; and in the event of any Plan termination and subject to Section 17 of the Plan, the Company reserves the right to then distribute all amounts allocated to Participants’ Deferred Compensation Accounts. However, other than an amendment to comply with Section 409A of the Code, no amendment to or termination of the Plan will adversely affect the benefit that any Participant has accrued under the Plan until the later of (i) the effective date of that amendment or, if applicable, the effective date of Plan termination or (ii) the date that the amendment is adopted or, if applicable, the date that the Plan is terminated.

11. Binding Upon Successors

      The Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Participants and their heirs, executors, administrators and legal representatives. In the event of the merger or consolidation of the Company with or into any other corporation, or in the event substantially all of the assets of the Company shall be transferred to another corporation, then, subject to Section 17 of the Plan, either (i) the Plan shall be terminated and amounts allocated to Participant’s Deferred Compensation Accounts distributed to Participants or (ii) the successor corporation resulting from the merger or consolidation, or the transferee of such assets, as the case may be, shall, as a condition to the consummation of the merger, consolidation or transfer, assume the obligations of the Company hereunder and shall be substituted for the Company hereunder.

12. No Guarantee Of Plan Permanency

      This Plan does not contain any guarantee of provisions for continued service on the Board to any Director or Participant nor is it guaranteed by the Company to be a permanent plan.

13. Gender

      Any reference in the Plan made in the masculine pronoun shall apply to both men and women.

14. Incapacity Of Recipient

      In the event that a Participant or Beneficiary is declared incompetent and a guardian, conservator or other person legally charged with the care of his or her person or of his or her estate is appointed, any benefits under the Plan to which such Participant or Beneficiary is entitled shall be paid to such guardian, conservator or other person legally charged with the care of his person or his estate. Except as provided hereinabove, when the Plan Administrator, in his or her sole discretion, determines that a Participant or Beneficiary is unable to manage his or her financial affairs, the Plan Administrator may, but shall not be required to, direct the Company to make distribution(s) to any one or more of the spouse, lineal ascendants or descendants or other closest living relatives of such Participant or Beneficiary who demonstrates to the satisfaction of the Plan Administrator the propriety of making such distribution(s). Any payment made under this Section 14 shall be in complete discharge of any liability under the Plan for such payment. The Plan Administrator shall not be required to see to the application of any such distribution made to any person.

15. Governing Law

      This Plan shall be construed in accordance with and governed by the laws of the State of Delaware.

16. Inability To Locate Participant Or Beneficiary

      Each Participant is obliged to keep the Plan Administrator apprised of his or her current mailing address and that of his or her Beneficiary. The Plan Administrator’s obligation to search for any Participant or Beneficiary is limited to sending a registered or certified letter to the Participant’s or Beneficiary’s last known address. Any amounts credited to the Deferred Compensation Account of any Participant or Beneficiary that does not present himself or herself to the Plan Administrator will be forfeited no later than 12 months after that benefit otherwise would have been payable. However, this forfeited benefit will be restored and paid if the Plan Administrator subsequently receives a claim for benefits which is approved under the procedures described in Section 8.

17. Special Rules for Post-2004 Deferrals

      With respect to Post-2004 Deferrals, the Plan shall be administered in conformity with Section 409A of the Code. Furthermore, it is intended that notwithstanding any provision of the Plan to the contrary, with respect to Post-2004 Deferrals, no acceleration of benefits shall be made in violation of Section 409A(a)(3) of the Code unless otherwise permitted by Section 409A or applicable regulatory authority.

      IN WITNESS WHEREOF, the Company has caused this Plan to be executed by a duly authorized officer as of the Effective Date.

WEBMETHODS, INC.
By:	/s/ DAVID MITCHELL

Its:	President and Chief Executive Officer

EXHIBIT A

WEBMETHODS, INC. DEFERRED COMPENSATION PLAN FOR DIRECTORS
DEFERRAL NOTICE

      1. Election To Defer

      In accordance with the provisions of the webMethods, Inc. Deferred Compensation Plan for Directors (the “Plan”), I hereby elect to defer ___ percent (i.e., 25%, 50%, 75% or 100%) of the annual retainer and meeting fees payable to me for services as a Director of webMethods, Inc. This election shall be effective as provided in Section 4.B of the Plan. This election supersedes any prior deferral election made by me and shall remain in effect until terminated or otherwise amended.

      2. Acknowledgment of Payment Terms

      I hereby acknowledge that all amounts credited to my Deferred Compensation Account in the Plan will be distributed to me as soon as practicable after the earlier of my termination of service as a Director or the termination of the Plan; provided that my deferral after December 31, 2004 will be distributed as soon as practical after I have had a “separation from service” and if I am a “key employee” within in the meaning of Section 416(i) of the Internal Revenue Code of 1986 (determined without regard to paragraph 5 thereof) that my distribution will be made six months after my separation from service (or, if earlier, the date of my death). I understand that all amounts credited to my Deferred Compensation Account will be paid out in a single lump sum in the event of my death.

      3. Designation of Beneficiary

      I hereby designate ___ as my primary Beneficiary and ___ as my contingent Beneficiary(ies) to receive any amounts payable under the Plan in the event of my death.

      4. Acknowledgment

      I hereby acknowledge that (i) my election to defer my annual retainer and meeting fees under the Plan is irrevocable with respect to amounts which are deferred under the Plan and shall remain in effect until terminated or modified, (ii) the Plan is unfunded and unsecured, and is maintained primarily for the purpose of providing deferred compensation to Directors and that I have no rights or claims to receive amounts credited to my Deferred Compensation Account other than those specifically granted by the terms of the Plan, and (iii) I am solely responsible for ensuring that the Plan Administrator’s files contain my current mailing address and that of my Beneficiary.

Signed:

Name:

Date: